Exhibit 10.6

FIRST AMENDMENT TO CREDIT AGREEMENT

Dated as of December 8, 2005

among

PRIVATE BUSINESS, INC.

as the Borrower,

the Guarantors Party Hereto

and

BANK OF AMERICA, N.A.,

as Lender

FIRST AMENDMENT TO CREDIT AGREEMENT

          This First Amendment to Credit Agreement (this “First Amendment”), dated as of December 8, 2005, is entered into with reference to the Credit Agreement (the “Credit Agreement”), dated as of January 19, 2004, by and among PRIVATE BUSINESS, INC., a Tennessee corporation, (the “Borrower”), each Guarantor party thereto (collectively, the “Guarantors” and, individually a “Guarantor”), and BANK OF AMERICA, N.A., a national banking association (the “Lender”).

          Borrower has requested that Lender modify the Loans by consolidating the Loans into a single Revolving Credit Loan with a Maturity Date 90 days from the Closing of this First Amendment, being March 7, 2006, with the availability of three 30-day extensions (granted with the consent of Lender, which consent is in the sole discretion of Lender).

          NOW, THEREFORE, as an inducement to cause the Lender to consolidate the Loans into a single Revolving Credit Loan, and to the benefit of Borrower and each of the Guarantors, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

          1.           DEFINITIONS.  Words capitalized herein which are defined in the Credit Agreement shall have the same meanings as in the Credit Agreement, except as set forth below:

          “Applicable Margin” means from time to time, the percent per annum set forth below, based on Borrower’s Funded Debt to EBITDA Ratio (the “Financial Covenant”), as set forth in the most recent Compliance Certificate delivered by Lender pursuant to Section 6.2(b):

	PRICING LEVEL	COMMITMENT FEE	LIBOR RATE LOANS AND LETTERS OF CREDIT	BASE RATE LOANS

I.	Less than or equal to 1.0	0.35%	2.25%	-0-
II.	Greater than 1.0 but less than or equal to 1.25	0.50%	2.50%	-0-
III.	Greater than 1.25 but less than or equal to 2.00	0.50%	2.75%	-0-

          The Applicable Margin will be determined from Borrower’s most recent quarterly Compliance Certificate received by Lender.  The Applicable Margin will be in effect from the first day of the month following receipt of such Compliance Certificate until the first day of the month following receipt of the next quarterly Compliance Certificate.  Until Lender receives the Compliance Certificate for the month ending December 31, 2005, the Applicable Margin will be determined based upon Pricing Level III and thereafter it shall be determined as set forth above.

          “Availability Period” means the period from and including the Revolving Loan Maturity Date; provided that the Availability Period may be extended for not more than three 30-day extensions.

          “Collateral Documents” and “Loan Documents” shall include this First Amendment, the $5,000,000 Revolving Note executed pursuant to this First Amendment, and any other documents executed pursuant to this First Amendment, and “Loan Documents” shall delete therefrom the Term Note.

          “Junior Note” means that certain $10,000,000 Senior Subordinated Note due 2010 issued by Borrower to Lightyear PBI Holdings, LLC, and issued pursuant to that certain Securities Purchase Agreement dated on or about the date hereof.

          “Loan” means an extension of credit to Lender to Borrower in the aggregate principal amount of $5,000,000 in the form of the Revolving Credit Loan.

          “Merger” means the Agreement and Plan of Merger dated October 20, 2005 by and among Borrower, Captiva Solutions, LLC and the other parties thereto (and as described in the Notice of Special Meeting of Shareholders of Borrower dated November 17, 2005).

          “Note” means a revolving replacement promissory note made by Borrower in favor of Lender evidencing the Revolving Credit Loan described in this First Amendment.

          “PTC Banking Systems Acquisition” means Borrower’s acquisition of PTC Banking Systems, Inc.

          “Revolving Loan Maturity Date” and “Maturity Date” means March 8, 2006.

          “Securities Purchase Agreement” means the Securities Purchase Agreement by and between Private Business, Inc. and Lightyear PBI Holdings, LLC, providing for a 12% Senior Subordinated Note due 2010, in the principal amount of $10,000,000, and other transactions as described therein, executed on or about the date hereof.

          2.           CONSOLIDATION OF LOANS; AMENDMENT TO MATURITY DATE; INTEREST AT PRICING LEVEL III.  Lender has agreed to Borrower’s request that the Term Loan be paid off with an advance from Lender equal to the outstanding amount of the Term Loan and that the Revolving Credit Loan be reduced to an aggregate principal amount of $5,000,000 and with all interest to accrue at Pricing Level III to and until December 31, 2005, and thereafter as set forth in the definition of Applicable Margin.  Accordingly, Section 2.1 of the Credit Agreement is amended to the effect that during the Availability Period Lender will provide a Revolving Credit Loan to Borrower in amounts not exceeding $5,000,000 to and until the Revolving Credit Loan Maturity Date, subject to the extensions described herein.  During the Availability Period Borrower may repay principal amounts and reborrow them.  After giving effect to any Revolving Credit Borrowings, the Outstanding Amount of the Revolving Credit Loan plus the outstanding amount of all L/C Obligations shall not exceed Lender’s revised Revolving Commitment of $5,000,000.

          Section 2.2, “Term Loan,” of the Credit Agreement is deleted.

          3.           EXTENSIONS OF AVAILABILITY PERIOD. Contingent upon the consent of Lender (which consent shall be granted in Lenders sole discretion), and contingent upon payment of the fees described in Section 6, below, Lender will grant to Borrower an extension of the Revolving Loan Maturity Date of 30-days, if requested by Borrower, provided that no more than three such extensions shall be granted by Lender.

          4.           NEGATIVE COVENANTS; USE OF PROCEEDS; PROCEEDS FROM SALE OF ASSETS.

                        (a)          Section 6.11 of the Credit Agreement is amended to the effect that, without Lender’s prior written consent, Borrower shall use the proceeds of the Revolving Credit Loan solely for working capital and other corporate purposes.

                        (b)          Borrower shall use the proceeds of the Junior Note for working capital, other corporate purposes, the PTC Banking Systems Acquisition and the Merger, and reasonable costs related to the PTC Banking Systems Acquisition and the Merger.

                        (c)          In the event Borrower receives proceeds from any source other than revenue generated in the ordinary course of business, including sale of assets of Borrower or any Guarantor, or the sale of any Guarantor, such proceeds shall be used to reduce the Note of Borrower to Lender, unless the prior written consent of Lender is obtained.

          5.           FINANCIAL COVENANTS; CERTAIN CONSENTS AND WAIVERS.  From and after the funding of the Junior Note, Borrower shall maintain the following financial covenants as determined by GAAP consistently applied at all times, to be measured as of the end of each quarter, and as set forth at Section 6.12 of the Credit Agreement (as amended):

                        (a)          Senior Funded Debt to EBITDA Ratio.  Maintain on a consolidated basis a ratio of Senior Funded Debt (being Funded Debt excluding the Junior Note) to EBITDA not exceeding 1.0:1.0.

                        (b)          Other Financial Covenants Not Amended.  All other financial covenants of the Credit Agreement remain in full force and effect.

                        (c)          Lender herby consents to the Merger and to the PTC Banking Systems Acquisition, and further consents to Borrower’s entering into the Securities Purchase Agreement and the transactions described therein, including its execution and delivery of the Junior Note (and as more fully described in Proposal 2 of the Proxy Statement filed December 7, 2005 with the Securities and Exchange Commission).

                        (d)          Section 7 of the Credit Agreement (including but not limited to Sections 7.2, 7.3 and 7.4) is amended to permit the Merger, the PTC Banking Systems Acquisition, and the transactions described in the Securities Purchase Agreement, including Borrower’s execution and delivery of the Junior Note.

                        (e)          Section 7.10 of the Credit Agreement is amended to consent to the following appointments: Lynn Boggs as Chief Executive Officer, Scott Meyerhoff as Executive Vice President of Strategic Development, and Henry Baroco as President and Chief Operations Officer.

                        (f)          It is the intent of this First Amendment that the PTC Banking Systems Acquisition, the Merger, and the Securities Purchase Agreement, and the transactions described in each of such agreements (and as more fully described in Proposal 2 of the Proxy Statement filed December 7, 2005 with the Securities and Exchange Commission), be consented to and permitted by Lender under the Credit Agreement and the other Loan Documents and Collateral Documents.  To the extent that the Credit Agreement, any other Loan Document or any Collateral Document contains prohibitions or covenants against the PTC Banking Systems Acquisition, the Merger, or the Securities Purchase Agreement, or any of the transactions described therein, then such prohibitions and covenants are deemed amended to permit each of such transactions and all such prohibitions are hereby waived.

          6.          AMENDMENT FEES.  The Borrower will pay to the Lender an amendment fee of $30,000, such fee having been due and payable with the fee letter of December 2, 2005, such fee being for the credit facilities committed by the Lender under this First Amendment, and such fee being deemed fully earned on and as of December 2, 2005.  If the credit facilities are extended Borrower will pay to Lender an extension fee equal to 12.5 basis points based upon the amount of the Revolving Credit Loan outstanding as of the date of extension and an identical extension fee for each subsequent extension.

          7.          CLOSING CONDITIONS. The obligation of the Lender to enter into this First Amendment and consolidate the Loans is subject to satisfaction of the following conditions (in form and substance acceptable to the Lender in its sole discretion):

                        (a)          Executed Credit Documents. Receipt by the Lender of duly executed copies of (i) this First Amendment and (ii) the $5,000,000 Revolving Note.

                        (b)          Corporate Documents. Receipt by the Lender of a Borrower’s Loan Closing Certificate, with appropriate exhibits, in form acceptable to the Lender.

                        (c)          Fees and Expenses. Payment by the Borrower and Guarantors of all fees and expenses owed by them to the Lender, including fees an d expenses of Lender’s counsel.

          8.          COUNTERPARTS.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and permitted assigns.

          9.          REPRESENTATIONS AND WARRANTIES.  The Borrower hereby reaffirms all of its representations and warranties contained in the Credit Agreement as though made and given in connection with the execution and delivery of this First Amendment and further certifies that all such representations and warranties are true and correct on and as of the date hereof, except as such representations and warranties are amended by the amendments to Schedule 5.14 (Subsidiaries and Other Equity Investments) and Schedule 5.6 (Litigation) attached hereto.

          10.        RATIFICATION OF CREDIT DOCUMENTS; MISCELLANEOUS.  Except for any modification of and/or amendment to the Credit Agreement as herein specifically provided, no other term, condition or provision of the Credit Agreement shall be considered to be altered or amended, and this First Amendment shall not be deemed a novation.  The Credit Agreement as amended hereby, and all other Credit Documents shall remain in full force and effect.  Each and every reference to the Credit Agreement in any other Credit Document shall be deemed to refer to the Credit Agreement as amended by this First Amendment.  The Borrower hereby acknowledges and agrees that the Credit Documents are, as of the date hereof, valid and enforceable in accordance with their respective terms and that all amounts extended by the Lender to the Borrower pursuant thereto are absolutely and unconditionally due and owing to the Lender, and are not subject to any defenses, counterclaims or rights of set-off whatsoever.

          11.        NO LENDER LIABILITY.  Borrower and each Guarantor represent and warrant to Lender that Lender has not taken any action, nor has Lender failed to take any action, which action or inaction would give rise to a lender liability claim by Borrower or any Guarantor, or by anyone acting through Borrower or any Guarantor, against  in connection in any way with this First Amendment, the Credit Agreement, any other Loan Document or Collateral Document, or in any way related to any of the Loan Documents or Collateral Documents, or in any actions or inactions taken by Lender, and Borrower and each Guarantor agree and acknowledge that no action contemplated by this First Amendment will give rise to any such lender liability claim.

          12.        GOVERNING LAW.  This First Amendment shall be effective upon execution by the Borrower and the Lender and shall be construed in accordance with and governed by the laws of the State of Tennessee without regard to conflict of law principles.

          13.         ARBITRATION AND WAIVER OF JURY TRIAL.

                        (a)          This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

                        (b)          At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.  The arbitration will take place on an individual basis without resort to any form of class action.

                        (c)          Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

                        (d)          The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

                        (e)          The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

                        (f)          This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                        (g)          The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

                        (h)          By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This provision is a material inducement for the parties entering into this agreement.

          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first above written.

BANK OF AMERICA, N.A., as Lender

By:	/s/ Brian Sallee

Title:	Vice President

PRIVATE BUSINESS, INC., as Borrower

By:	/s/ Henry M. Baroco

Title:	CEO